Filed Pursuant to Rule 433
Registration Statement No. 333-283969

AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES®

Autocallable Strategic Accelerated Redemption Securities® Linked to the SPDR® Gold Trust
Issuer	The Toronto-Dominion Bank (“TD”)
Principal Amount	$10.00 per unit
Term	Approximately three years, if not called earlier
Market Measure	The SPDR® Gold Trust (Bloomberg symbol: “GLD”)
Automatic Call	The notes will be called automatically if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Call Level
Observation Level	The Closing Market Price of the Market Measure on any Observation Date
Observation Dates	Approximately one, two and three years from the pricing date
Call Level	100.00% of the Starting Value
Call Amounts
[$10.60 to $10.70] if called on the first Observation Date, [$11.20 to $11.40] if called on the second Observation Date and [$11.80 to $12.10] if called on the final Observation Date
, each to be determined on the pricing date

Payout Profile at Maturity	If the notes are not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100.00% of your principal amount at risk
Threshold Value	100.00% of the Starting Value
Interest Payments	None
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/947263/000114036125010995/ef20046219_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	If your notes are not called, your investment will result in a loss; there is no guaranteed return of principal.
•
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•	If called, your return on the notes is limited to the applicable Call Premium.
•
You will have no rights of a holder of the Market Measure or the commodity held by the Market Measure, and you will not be entitled to receive any shares of the Market Measure or the commodity held by the Market Measure

•	There are liquidity and management risks associated with the Market Measure.
•
The performance of the Market Measure may not correlate with the performance of the commodity held by the Market Measure as well as the net asset value per share of the Market Measure, especially during periods of market volatility when the liquidity and the market price of the shares of the Market Measure and/or the commodity held by the Market Measure may be adversely affected, sometimes materially.

•	If the liquidity of the commodity held by the Market Measure is limited, the value of the Market Measure and, therefore, the return on the notes would likely be impaired.
•	Suspension or disruptions of market trading in the commodity held by the Market Measure may adversely affect the value of your notes.
•	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
•	Payments on the notes will not be adjusted for all corporate events that could affect the Market Measure.
•	The price of the Market Measure is linked closely to the price of gold, which may change unpredictably and affect the value of the notes in unforeseeable ways.
•	The Market Measure is concentrated in a single commodity.
•	Changes in the methodology used to calculate the gold spot price or changes in laws or regulations, which affect the price of gold, may affect the value of the notes.
•	The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the gold spot price.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

TD has filed a registration statement (including a product supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that TD has filed with the SEC, for more complete information about TD and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, TD, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.